National Western Life Insurance Company	2024
OFFICER BONUS PROGRAM
EXHIBIT 10(am)
This 2024 Officer Bonus Program (the “Program”) is designed to reward eligible Officers of National Western Life Insurance Company (the “Company”) for their performance for the 2024 performance period in assisting the Company in achieving pre-determined sales targets while managing to its expense and profit criteria. Any individual holding the title of CEO, President, Executive Vice President, Senior Vice President, Vice President, or Assistant Vice President of the Company and who is designated by the Committee (as defined below) as a participant in the Program (a “Participant”) shall be eligible to receive a bonus hereunder. The performance period shall begin on January 1, 2024 and, subject to Article VII, end on December 31, 2024.

The Program was adopted by the Compensation Committee of the Board of Directors of National Western Life Group Inc. (the “Committee”) on December 14, 2023.
I.Goals/Performance Payout:
1.The Plan incorporates four measurable performance factors: (1) Company sales, which are defined as Single Premium Life total placed premium sales (LTRS sales) plus net annualized target premium for Non-LTRS sales (in aggregate “Life Sales”), and Annuities total placed premium (“Annuity Sales”), (2) Company expense management, (3) overall profitability and (4) achievement of specific objectives by Participants as assessed by the senior staff and the President.
2.The bonus percentages included in the tables below pertain to Participants who are eligible officers at the CEO, President, Executive Vice President, Senior Vice President, Vice President, and Assistant Vice President levels. The bonus percentages for Participants who are Vice Presidents are determined using one-half of the bonus percentages shown for Senior Vice Presidents. The bonus percentages for Participants who are Assistant Vice Presidents are determined by using one-fourth of the bonus percentages shown for Senior Vice Presidents.
3.The target bonus percentage under the Program is 110% for the CEO, 100% for the President, 50% for Executive Vice President, 35% for Senior Vice Presidents, 17.5% for Vice Presidents, and 8.75% for Assistant Vice Presidents. The maximum bonus percentage under the Program is 150% for the CEO, 130% for the President, 65% for Executive Vice President, 45% for Senior Vice Presidents, 22.50% for Vice Presidents, and 11.25% for Assistant Vice Presidents. The targeted weighting of the total bonus percentage for the CEO (applied to Base Salary (as defined below)) is 27.25% for sales performance, 27.25% for expense management performance, and 45.50% for profitability. The targeted weighting of the total bonus percentage for the President (applied to Base Salary (as defined below)) is 30% for sales performance, 30% for expense management performance, and 40% for profitability. The targeted weighting of the total bonus percentage for EVP, SVP and below (applied to Base Salary (as defined below)) is 25% for sales performance, 25% for expense management performance, and 50% for profitability. Actual results will be compared to the target grids and can either increase or decrease each of the individual performance factor bonus percentages as explained in the following sections. For purposes of the Program, the Base Salary of each Participant is his or her annual base salary for 2024 (prorated for Participants who are not employed by the Company for the entire 2024 performance period) as certified by the Committee in its sole discretion.
4.To be eligible to receive the entirety of the applicable bonus percentage, the Participant must have successfully completed their individual objectives as assessed by the President. The objectives will be established by each Participant and approved by the President before the end of the first quarter of 2024. The President will present recommendations to the Committee effective as of or after the end of the 2024 performance period as to the actual award to be paid based on his or her assessment of achievement.
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National Western Life Insurance Company	2024
OFFICER BONUS PROGRAM
II.Company Sales Component:
1.The sales component of the Program is further subdivided between Life Sales and Annuity Sales. For 2024, the sales goals for each line of business of the Company are:
a.Life Sales -- $175,000,000
b.Annuity Sales -- $400,000,000
2.The Company’s New Business Market Summary Report (NWAR60), and its equivalent from each of the Company’s policy administration systems operational during 2024, will be the source of sales results for purposes of this Program. The bonus percentage corresponding with each sales production levels achieved in 2024 will be applied to 100% of the Participant’s Base Salary in accordance with the following grids:
*Reduce by one-half for Participants who are Vice Presidents and by three-fourths for Participants who are Assistant Vice Presidents.

*Reduce by one-half for Participants who are Vice Presidents and by three-fourths for Participants who are Assistant Vice Presidents.
3.If Life Sales or Annuity Sales, as applicable, for a segment is below the threshold amount for that segment, no bonus percentage will be earned for that segment.
4.Bonus percentages associated with the Life Sales and Annuity Sales component of the Program are not capped.
III.Company Expense Management Component:
1.The expense component of the Program is based upon a ratio of actual cost center expenses to budgeted cost center expenses. For purposes of this measurement, expenses pertaining to Marketing cost centers are excluded.
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National Western Life Insurance Company	2024
OFFICER BONUS PROGRAM
2.Actual cost center expenses will be compared to budgeted expenses for purposes of determining a ratio. The “par” ratio of actual expenses to targeted expenses is 100% for this bonus component. The bonus percentage corresponding with the actual expense to targeted expense ratio achieved will be applied to 100% of each Participant’s Base Salary in accordance with the following grid:
*Reduce by one-half for Participants who are Vice Presidents and by three-fourths for Participants who are Assistant Vice Presidents.
3.For purposes of the expense component, special consideration may be given at the discretion of the Committee for items of an unusual and/or non-recurring nature (e.g., lawsuit settlements, excess pension contributions, and expenditures related to the transactions contemplated by the Merger Agreement, as defined in Article VII) that are beyond the control of Company management.
4.Bonus percentages associated with the expense component of the Program are not capped.
IV.Company Profitability Component:
1.The profitability component of the Program is based upon the consolidated GAAP return on assets (ROA) percentage as derived from the segment results reported in National Western Life Group, Inc.’s (NWLGI)’s Form 10-K (or, if applicable in accordance with Article VII, Form 10-Q). The ROA percentage is calculated as the sum of GAAP segment net operating earnings divided by the sum of the beginning of the year GAAP segment assets. Segment GAAP net operating earnings are after federal income taxes but exclude realized gains and losses on investments. Subject to Article VII, because the GAAP results, including segment information, reported in the Form 10-K are audited by the Company’s independent auditors, the ROA calculation will be finalized at the time NWLGI’s Form 10-K for the year is filed with the SEC.
2.The bonus percentage corresponding with the actual ROA percentage for 2024 will be applied to 100% of each Participant’s Base Salary in accordance with the following grid:
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National Western Life Insurance Company	2024
OFFICER BONUS PROGRAM

*Reduce by one-half for Participants who are Vice Presidents and by three-fourths for Participants who are Assistant Vice Presidents.
3.If the actual ROA percentage achieved in 2024 is less than the threshold amount shown (0.65%), no bonus percentage will be earned.
4.Bonus percentages associated with the profitability component of the Program are not capped.
V.Individual Objectives:
1.Each Participant shall submit goals to NWL Human Resources for the 2024 calendar year no later than January 31, 2024. Human Resources will submit a roll-up of each Participant’s goals to the President for review and approval.
2.Each Participant will receive a list of his or her approved goals no later than March 31, 2024.
3.The Individual Objectives component of the Program is based upon the completion of the individual goals that were approved by the President for the 2024 calendar year.
4.Anyone becoming a Participant in the Program after January 31, 2024 due to being hired or promoted or for any other reason, shall submit goals within a date to be determined by the President.
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National Western Life Insurance Company	2024
OFFICER BONUS PROGRAM
VI.Administration:
1.Determination of Bonuses.  After audited GAAP financial statements become available for the 2024 performance period, the Committee shall determine the extent to which the first three measurable performance factors have been achieved and take into consideration the President’s assessment of achievement towards goals and objectives of each Participant and determine the bonus percentage for each Participant for 2024. The Committee shall certify such determination in writing. The Company’s independent auditors will also review the calculation of the bonus percentage for compliance with the details of this Program as part of the Company’s audited financial statements. For a Participant who is President, the CEO may make bonus payment adjustment recommendations up to 50% lower or higher than the calculated award. For Participants who are Executive Vice President and below, the President may make bonus payment adjustment recommendations up to 50% lower or higher than the calculated award. Such adjustments by the CEO or President shall be based on non-attainment or attainment of individual objectives or any other criteria they individually deem appropriate. The sum of all awards after adjustments of the CEO and President’s recommendations, if any, shall not exceed the sum of the calculated awards prior to such adjustment recommendations. Notwithstanding any contrary provision of the Program, the Committee, in its sole discretion, may increase, reduce, or eliminate the bonus payable to any Participant below that which otherwise would be payable under the Program formula.
2.Timing and Form of Payment.  After the bonus amount is certified by the Committee, the bonuses shall be paid in cash in a single lump sum. Such payment shall occur as soon as practicable following the completion of the 2024 performance period and, in any event, on or before March 15, 2025. Bonus payments are intended to qualify as short-term deferrals under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and shall be paid not later than the latest specified payment date (March 15, 2025). The Company shall have the authority to delay the payment of any bonus under the Program to the extent it deems necessary or appropriate to comply with Code section 409A(a)(2)(B)(i).
3.Effect of Termination.
a.If a Participant terminates employment with the Company for any reason during or after the end of either a monthly performance period or the applicable 2024 performance period, but prior to the date the incentive for either such period is paid, the Participant shall be entitled to payment of the incentive determined by the Committee or the President. Such payment is subject to reduction or elimination based on the circumstances surrounding such termination of employment. Such determination of reduction or elimination of the bonus amount shall be determined at the full discretion of the Committee or the President, as applicable, and subject to further reduction or elimination under the last sentence of the first paragraph of the “Determination of Bonuses” section above. Any amounts paid pursuant to this Section VI.3. shall be in lieu of, and not in addition to, any other amounts a Participant may be entitled to in respect of an annual bonus payment under any other Company plan, contract or arrangement in effect as of the date of termination of employment.
b.If a Participant is terminated for cause by the Company prior to the payment of any bonus, no bonus shall be payable hereunder.
c.If a Participant dies prior to the payment of a bonus payable hereunder, the bonus shall be paid to the Participant’s estate.
4.Source of Payments.  Bonuses that may become payable under the Program shall be paid solely from the general assets of the Company. The rights of each Participant (and any person claiming entitlement by or through a Participant) hereunder shall be solely those of an unsecured general creditor of the Company. The Program shall be unfunded. The Company may maintain bookkeeping accounts with respect to Participants who are entitled to bonuses under the Program, but such accounts shall be used merely for bookkeeping convenience.
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National Western Life Insurance Company	2024
OFFICER BONUS PROGRAM
The Company shall not be required to segregate any assets that may at any time be represented by interests in bonuses nor shall the Program be construed as providing for any such segregation.
5.Committee Administration.  The Program shall be administered by the Committee and, to the extent specified herein, the President. The Committee and, to the extent specified herein, the President shall have complete discretion and authority to administer the Program and to interpret the provisions of the Program. Any determination, decision, or action of the Committee or the President in connection with the construction, interpretation, administration, or application of the Program shall be final, conclusive, and binding upon all persons, and shall be given the maximum deference permitted by law. The Committee may amend or terminate the Program at any time without the consent of any Participant by adoption of a written instrument; provided, however, that any amendment or termination of the Program after the closing of the transactions contemplated by the Merger Agreement that may have an adverse effect on a Participant shall be null, void and have no effect without such Participant’s written consent.

VII.Transaction Matters:
1.Applicability.  This Article VII shall apply in the event the closing of the transactions contemplated by that certain Agreement and Plan of Merger, by and among the Company, S. USA Life Insurance Company, Inc. and PHG Merger Inc., dated as of October 8, 2023 (the “Merger Agreement”) shall occur prior to December 31, 2024 (“2024 Closing”). In the event of a conflict between this Article VII and any other provision of this Program, the provisions of this Article VII shall control.
2.General Principles.  In the event of a 2024 Closing and notwithstanding any provision herein to the contrary, (a) the 2024 performance period shall end immediately prior to the date of the 2024 Closing (the “Abridged Period”), (b) the extent to which any bonus payment hereunder is earned with respect to the Abridged Period shall be based on the then-most-recent “Hypothetical Determination” described in Section VII.3 below, (c) any bonus payment that is earned with respect to the Abridged Period shall be prorated based on the number of days in the Abridged Period relative to the number of days in the 2024 calendar year (the “Abridged Formula”), it being understood that further proration of such bonus payment may be made pursuant to Section I.3 above, and (d) a Participant shall be deemed to have remained employed for the 2024 performance period if he or she is employed with the Company as of the last day of the Abridged Period.
3.Determination of Bonuses.  Notwithstanding any provision herein to the contrary, with respect to each calendar quarter that relates to 2024 (other than Q4 2024) and within [30] days after the end of such calendar quarter, as applicable, the Committee will conduct a hypothetical determination of the bonuses for purposes of the Program and in a manner reasonably consistent with Article VI, it being understood that (a) such hypothetical determination shall not be dependent on the availability of audited financial statements (the “Hypothetical Determination”), (b) the Committee may, in its discretion, rely on financial information in the then-most-recently available Form 10-Q filing of NWLGI, and (c) the Committee shall make appropriate adjustments to the performance factors to take into account the effects of the Abridged Period (e.g., if appropriate, the Committee could adjust the dollar figure thresholds in the Company Sales Component based on the Abridged Formula).
4.Timing of Payment.   After the bonus amount is certified by the Committee pursuant to the preceding paragraph, the bonuses shall be paid in cash in a single lump sum. Notwithstanding anything in Section VII.2 to the contrary, such payment shall occur following the completion of the 2024 calendar year, and in any event, on or before March 15, 2025.

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National Western Life Insurance Company	2024
OFFICER BONUS PROGRAM
VIII.Miscellaneous:
1.The Company shall withhold all applicable taxes and other amounts required by law to be withheld from any bonus payment, including any non-U.S., federal, state, and local taxes.
2.A Participant’s rights under this Program will not be assignable, transferable, pledged, or in any manner alienated, whether by operation of law or otherwise, except as a result of death or incapacity where such rights are passed pursuant to a will or by operation of law.
3.Any assignment, transfer, pledge, or other disposition in violation of this provision will be null and void.
4.Nothing in the Program shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employment of the Company.
5.Bonuses payable hereunder shall constitute special discretionary incentive payments to the Participants and will not be required to be taken into account in computing the amount of salary or compensation of the Participants for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company or under any agreement with a Participant, unless the Company specifically provides otherwise.
6.The Program and all determinations made, and actions taken pursuant hereto, to the extent not otherwise governed by the Code, shall be governed by the law of the State of Texas, without giving effect to conflict or choice of laws provisions thereof.
7.This Program shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participants, and their heirs, assigns, and personal representatives.
8.The captions used in this Program are for convenience only and shall not be construed in interpreting the Program.
9.Whenever the context so requires, the masculine shall include the feminine and neuter, and the singular shall also include the plural, and conversely.
10.This Program constitutes the final and complete expression of agreement with respect to the subject matter hereof and may not be amended except by a written instrument adopted by the Committee.
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